EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-196012, 333-167887, and 333-134630, 333-115841, and 333-85900) and Form S-3 (No. 333-197345) of Harvest Natural Resources, lnc. of our report  dated  May 2, 2013, except with respect to the discontinued operations related to the Oman operations described in Note 5 to the financial statements, as to which the date is January 28, 2014,  relating  to the financial statements, which appears in this Annual Report on Form 10-K.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

March 26, 2015